EXHIBIT 99.1
NEWS RELEASE

For more information contact:
FEI Company
Jason Willey
Investor Relations Director
(503) 726-2533
jason.willey@fei.com

FEI Announces Quarterly Cash Dividend of $0.30 per Share
HILLSBORO, Ore., September 17, 2015 - FEI Company (NASDAQ: FEIC) announced that its board of directors has approved payment of a quarterly dividend of $0.30 per share of common stock. The dividend will be paid on October 27, 2015 to shareholders of record as of the close of business on October 14, 2015.
The timing and amounts of future dividends are subject to determination and approval by FEI's board.
About FEI

FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include statements regarding FEI's plans to pay quarterly dividends and its ability to fund dividends, ongoing share repurchases and additional company growth. Factors that could affect these forward-looking statements include but are not limited to: a significant slowing in revenue; geopolitical risks or other reasons; changes in tax laws applicable to cash dividends or share repurchases; potential significant costs related to additional merger and acquisition activity; and unanticipated costs which reduce operating margins and unexpected uses of cash for restructurings, working capital or other operating purposes. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.